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Exhibit 5 and 23.1

John C. Thompson, LLC
22 East 100 South, #403
Salt Lake City, UT 84111

April 2, 2004

Board of Directors
Emergency Filtration Products, Inc.
175 Cassia Way, Suite A115
Henderson, NV 89014

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Emergency Filtration Products Inc. (the "Company") of a Registration Statement on Form SB-2 (the "Registration Statement"), SEC file number 333-106212, with the Securities Exchange Commission covering the offering of up to 7,555,008 Shares of the Company's Common Stock, $0.001 par value.

In connection with this opinion, I have examined the Registration Statement, the Company's Articles of Incorporation and By-Laws, and such other documents, records certificates, memoranda, certain Subscription and Consulting Agreements and other instruments I have deemed necessary as a basis for this opinion. I have relied upon the accuracy of the factual information provided to me by the Company and upon the accuracy of the representations and undertakings set forth in the Registration Statement. I have assumed the genuineness and authenticity of all documents submitted to me as originals.

On the basis of the foregoing and in reliance thereon, in my opinion the shares issued to the Selling Shareholders have been validly issued and are fully paid and nonassessable under the laws of the state of Nevada.

This opinion is rendered only with regard to the matters set forth in the paragraph above. No other opinions are intended nor should they be inferred. Although I am a member of the Utah Bar and Emergency Filtration Products, Inc. is a Nevada Corporation, I am familiar with Nevada corporate law and thus capable of forming this opinion.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to being named in the prospectus. In giving this consent, I do not thereby concede that I am within the category of persons whose consent is required under the Securities Act of 1933 as amended, or the Rules and Regulations thereunder.

Sincerely,
/s/John C. Thompson
John C. Thompson, Esq.